Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS STRONG SECOND QUARTER EARNINGS,
ISSUES SECOND HALF 2012 GUIDANCE

     Pleasanton, California, August 16, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended July 28, 2012 of $.81, up from $.64 for the 13 weeks ended July 30, 2011. These results represent a 27% increase on top of a 20% gain in last year’s second quarter. Net earnings for the quarter grew to $182.0 million, up 23% from $148.3 million in the prior year. Sales for the 13 weeks ended July 28, 2012 increased 12% to $2.341 billion, with comparable store sales up 7% on top of a 5% gain in 2011.

     For the six months ended July 28, 2012, earnings per share were $1.74, up from $1.38 for the six months ended July 30, 2011. These results represent a 26% increase on top of a 23% gain in the first half of 2011. Net earnings for the six months ended July 28, 2012 were $390.6 million, up 22% from $321.2 million in the prior year period. Sales for the first six months of 2012 increased 13% to $4.698 billion, with comparable store sales up 8% on top of a 4% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our better-than-expected results for the second quarter and first six months of 2012. Our strong sales and earnings growth for both periods continues to be driven by our ability to deliver compelling name brand bargains to today’s value-focused consumers while strictly controlling both inventories and expenses.”

     Mr. Balmuth continued, “Operating margin for the second quarter grew about 110 basis points to a record 12.8% due to an 80 basis point improvement in cost of goods sold combined with a 30 basis point reduction in selling, general and administrative expenses from the robust gain in same store sales.”

     Mr. Balmuth also noted, “We continued to enhance stockholder returns through our stock repurchase and dividend programs in the second quarter. During the first six months of fiscal 2012, we repurchased 3.7 million shares of common stock for an aggregate price of $224 million. We remain on track to buy back a total of $450 million in common stock during fiscal 2012 to complete the two-year $900 million program authorized in early 2011.”

     Looking ahead, Mr. Balmuth said, “For the 13 weeks ending October 27, 2012, we are forecasting same store sales to increase 3% to 4% and earnings per share in the range of $.63 to $.66. This compares to earnings per share of $.63 in last year’s third quarter, which benefited from both better-than-expected shortage results and a lower tax rate due to favorable tax audit settlements. Together these two items increased third quarter 2011 earnings per share by about $.06. For the 13 weeks ending January 26, 2013, the Company is projecting same store sales to be up 1% to 2% on top of a strong 7% increase in the fourth quarter of 2011. Earnings per share for the 14 weeks ending February 2, 2013 are forecast to be in the range of $.99 to $1.04, which includes an estimated $.08 to $.09 benefit from the 53rd week this year, and compares to $.85 for the 13 weeks ended January 28, 2012.”

     For the 53 weeks ending February 2, 2013, the Company is now forecasting earnings per share to be in the range of $3.36 to $3.44, up from $2.86 for the 52 weeks ended January 28, 2012. On a 52-week basis, the Company’s updated forecast for fiscal 2012 represents projected EPS growth of 14% to 17% over the prior year.

     The Company will provide additional details about its second quarter results and management’s outlook for the remainder of the year on a conference call to be held on Thursday, August 16, 2012 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 23, 2012 at 404-537-3406, ID # 18787573.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 10-Q and 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,072 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 102 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	July 28,	July 30,	July 28,	July 30,
($000, except stores and per share data, unaudited)	2012	2011	2012	2011
Sales	$2,340,855	$2,089,410	$4,697,696	$4,163,986

Costs and Expenses
Costs of goods sold	1,689,643	1,524,307	3,368,770	3,005,513
Selling, general and administrative	352,089	320,885	689,900	630,045
Interest expense, net	2,086	2,569	4,318	5,064
Total costs and expenses	2,043,818	1,847,761	4,062,988	3,640,622

Earnings before taxes	297,037	241,649	634,708	523,364
Provision for taxes on earnings	115,013	93,373	244,071	202,115
Net earnings	$182,024	$148,276	$390,637	$321,249

Earnings per share [1]
Basic	$0.83	$0.65	$1.77	$1.41
Diluted	$0.81	$0.64	$1.74	$1.38

Weighted average shares outstanding (000) [1]
Basic	220,065	227,305	220,585	228,417
Diluted	223,605	231,176	224,289	232,407

Dividends [1]
Cash dividends declared per share	$0.14	$0.11	$0.14	$0.11

Stores open at end of period	1,174	1,091	1,174	1,091

1 All share and per share amounts have been adjusted for the two-for-one stock split effective December 15, 2011.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	July 28,	July 30,
($000, unaudited)	2012	2011
Assets

Current Assets
Cash and cash equivalents	$721,046	$512,716
Short-term investments	1,456	959
Accounts receivable	65,731	57,943
Merchandise inventory	1,219,092	1,189,523
Prepaid expenses and other	98,718	93,358
Deferred income taxes	11,949	15,363
Total current assets	2,117,992	1,869,862

Property and equipment, net	1,295,097	1,042,679
Long-term investments	4,540	6,243
Other long-term assets	142,534	136,491
Total assets	$3,560,163	$3,055,275

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$885,892	$709,143
Accrued expenses and other	315,748	270,636
Accrued payroll and benefits	199,937	184,952
Income taxes payable	13,559	-
Total current liabilities	1,415,136	1,164,731

Long-term debt	150,000	150,000
Other long-term liabilities	215,910	198,234
Deferred income taxes	114,964	116,381

Commitments and contingencies

Stockholders’ Equity	1,664,153	1,425,929
Total liabilities and stockholders’ equity	$3,560,163	$3,055,275

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	July 28,	July 30,
($000, unaudited)	2012	2011
Cash Flows From Operating Activities
Net earnings	$390,637	$321,249
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	87,684	77,416
Stock-based compensation	24,241	19,280
Deferred income taxes	93	19,818
Tax benefit from equity issuance	24,577	12,336
Excess tax benefit from stock-based compensation	(23,984)	(11,829)
Change in assets and liabilities:
Merchandise inventory	(89,022)	(102,606)
Other current assets	(24,845)	(22,264)
Accounts payable	156,026	(32,338)
Other current liabilities	(44,081)	(119,906)
Other long-term, net	2,837	509
Net cash provided by operating activities	504,163	161,665

Cash Flows From Investing Activities
Additions to property and equipment	(152,105)	(145,720)
Increase in restricted cash and investments	(4,970)	(73,465)
Purchases of investments	(424)	-
Proceeds from investments	704	10,168
Net cash used in investing activities	(156,795)	(209,017)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	23,984	11,829
Issuance of common stock related to stock plans	11,467	10,322
Treasury stock purchased	(24,603)	(14,157)
Repurchase of common stock	(223,743)	(230,227)
Dividends paid	(63,262)	(51,623)
Net cash used in financing activities	(276,157)	(273,856)

Net increase (decrease) in cash and cash equivalents	71,211	(321,208)

Cash and cash equivalents:
Beginning of period	649,835	833,924
End of period	$721,046	$512,716

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$235,260	$225,265

Non-Cash Investing Activities
Increase in fair value of investment securities	$25	$128